Exhibit 99.1

Operational Update as of March 31, 2014

Through working capital management, we maintained our previously reported liquidity and leverage position at the end of March 2014 compared to amounts previously reported at the end of February 2014. Specifically, as of March 31, 2014, we had approximately $320 million of total cash, cash equivalents, restricted cash and investments and $307 million of total funded debt, including $250 million of borrowings under our credit facility and $57 million of separate vessel financing.

We recently achieved significant operational milestones on several key projects, including:

•	Malaysia (Siakap) Project – We completed installing pipe and subsea structures. The customer received first oil in February 2014, and our vessel North Ocean 105 has demobilized from the field. We expect mechanical completion in early April 2014. Although this project resulted in financial losses recorded in 2013, it was a major technical achievement of complex pipe-in-pipe and subsea structure installation in over 5,000 feet of water.

•	Brazil (Papa Terra) Project – We completed the installation of the extended tension leg platform in March 2014 and our vessel DB 50 has demobilized from the field. This facility is a significant operational achievement because it includes the first dry tree in deepwater Brazil.

•	Azerbaijan (COP) Project – We progressed the work as expected and continue to expect to complete the limited remaining offshore work by mid-May 2014.

•	Australia (Ichthys) Project – We remain on schedule for fabrication operations in our Batam, Indonesia fabrication yard and anticipate commencing offshore installation operations in the third quarter of 2014. Our work has resulted in the customer recognizing us as a leader among the program contractors, and we expect our work on this project will be a major subsea achievement.

In addition, we continue to make progress with our customers related to commercial matters and, although we can provide no assurance, there remains opportunity to improve the financial outcome from each of the above-mentioned projects.

We continue to expect the operating profit margins of projects in backlog to be in the low single digits, which does not cover our restructuring costs or a portion of fixed costs for direct operating expenses and general and administrative expenses. We review all our ongoing contracts and unresolved change orders at the end of each quarter to assess performance, progress and likelihood of successful resolution and determine if there is any need for adjustments to our estimates. While this review for the first quarter of 2014 will be conducted over the next few weeks, we are not aware, as a preliminary matter, of any issues that we believe would give rise to additional material losses on contracts, due to write-downs of change orders or otherwise, that, after taking into account offsetting positive developments, would materially and adversely impact our expectations regarding the first quarter of 2014. Our preliminary estimates are based on various assumptions and on our review of preliminary financial results for only two months of the quarter, and the full quarterly results will be based, in substantial part, on estimates and assumptions as of (and, in some cases, particularly with respect to contracts in a loss position, subsequent to) March 31, 2014. Accordingly, it is possible that actual first quarter 2014 results will differ substantially from our current expectation. In addition, our preliminary estimates relating to the first quarter of 2014 and the related assumptions do not give effect to our financial closing procedures. We expect to complete our financial closing procedures for the quarter ended March 31, 2014 in May 2014, and those procedures may also result in actual first quarter 2014 results differing substantially from our current expectations. Accordingly, you should not place undue reliance on our preliminary statements relative to the first quarter of 2014.

We completed the sale of the DLB KP1 in March 2014 for a gain of over $5 million.

We booked approximately $149 million of new orders in the first quarter of 2014, which includes a marine installation charter contract for our vessel North Ocean 105 for Petrobras in Brazil.

We are implementing our previously announced plan to improve our internal processes and risk management by increasing our operational efficiency through a new organizational design aimed at delivering improved and more predictable performance. The new organizational design orients our management around our offshore and subsea operations, with highly experienced business leaders who have responsibility for strategic direction of the business lines and for aligning our operations with customer needs. These business leaders will also provide oversight and project execution support for our regional operations and will have responsibility for efficiently allocating assets among the regional operations. Many of these leaders have been hired from outside McDermott and bring significant experience in the offshore industry. We have recently hired approximately 150 new people with extensive experience in subsea projects. These new additions to our team bring expertise in determining bid levels for new projects and executing complex subsea work. We expect to continue adding subsea leadership at the executive level and within our global, regional and local operations.